Exhibit 99.1

Company Contact:	Investor Relations Contact:
Barbara M. Lilley	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5102	Email: brett@haydenir.com
Email: lilleyb@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports FY 2024 Third Quarter Financial Results

Backlog increased to $50.8 million, Customer confidence remains high,

Westminster, MA – February 28, 2024– TechPrecision Corporation (NASDAQ: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported financial results for the third quarter of fiscal year 2024.

“Customer confidence remains high, further strengthening the backlog to $50.8 million as of December 31, 2023, from $44.6 million as of September 30, 2023,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Third quarter consolidated net sales were $7.6 million when compared to $8.3 million in the fiscal 2023 third quarter, or 8% lower.”

“The third quarter net sales were dampened by a lower number of labor hours available during the November/December holiday calendar,” Mr. Shen continued. “Our operating losses at Stadco have narrowed year over year. We expect to deliver our backlog over the course of the next one to three fiscal years with revenue growth and gross margin expansion.”

“Consolidated gross profit was $1.2 million or $0.3 million lower than the same quarter a year ago. We also spent approximately $1.0 million on due diligence costs related to a potential acquisition in the quarter. The sum of the gross profit shortfall and and business development costs fell directly to our bottom line for the third quarter.”

The following summary compares the three and nine months ended December 31, 2023 to the same prior year period:

Consolidated Financial Results - Fiscal 2024 Three Months Ended December 31, 2023

•	Net sales were $7.7 million, a or 8% lower when compared to the same period in fiscal 2023, on a different proportionate project mix of products and a decline in utilized labor hours.
•	Cost of sales were $6.5 million, or 5% lower, due primarily to lower revenue.
•	Gross profit was $1.2 million, or 23% lower, primarily due to the top line revenue decline.
•	SG&A increased by $0.9 million, due primarily to increased expenditures for outside advisory services in connection with due diligence of a potential acquisition target.
•	Operating loss was $1.0 million compared to operating income of $0.3 million in the same period a year ago.
•	Interest expense was higher due to increased borrowing and higher interest rates under the revolver loan.

  Consolidated Financial Results - Fiscal 2024 Nine Months Ended December 31, 2023

•	Net sales were $23.0 million, or 4% lower when compared to the same period in fiscal 2023, on a different proportionate project mix of products and a decline in direct labor hours.
•	Cost of sales were $20.1 million, or 1% higher, due primarily to underapplied factory overhead.
•	Gross profit was $2.9 million, or 29% lower, primarily due to the top line revenue decline.

•	SG&A was $0.6 million higher, an increase of 14% compared to the same period last year, due to outside advisory and business development expenses in connection with a potential acquisition.
•	Operating loss was $2.2 million compared to operating loss of $0.4 million in the same period a year ago.
•	Interest expense was higher due to increased borrowing and interest rates under the revolver loan.

Financial Position

On December 31, 2023, TechPrecision had $0.4 million in cash and cash equivalents, a decrease since March 31, 2023. Working capital was negative at December 31, 2023 as the Company reclassified all of its long-term debt to current because of a debt covenant violation. Working capital was $5.6 million at March 31, 2023. Total debt at December 31, 2023 and March 31, 2023 was $7.6 million and $6.1 million, respectively.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, medical, and precision industrial. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including health emergencies, like epidemics or pandemics, the conflicts in Eastern Europe and the Middle East, price inflation, interest rate increases and supply chain inefficiencies; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

-- Tables Follow –

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) December 31,	March 31,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$391,245	$534,474
Accounts receivable, net	2,192,061	2,336,481
Contract assets	8,372,183	8,947,811
Raw materials	2,054,348	1,692,852
Work-in-process	1,586,187	719,736
Other current assets	653,603	348,983
Total current assets	15,249,627	14,580,337
Property, plant and equipment, net	15,429,441	13,914,024
Right-of-use assets, net	5,149,898	5,660,938
Deferred income taxes	2,494,544	1,931,186
Other noncurrent assets, net	121,256	121,256
Total assets	$38,444,766	$36,207,741
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,727,108	$2,224,320
Accrued expenses	2,716,088	2,533,185
Contract liabilities	4,035,384	2,333,591
Current portion of long-term lease liability	727,683	711,727
Current portion of long-term debt, net	7,434,623	1,218,162
Total current liabilities	16,640,886	9,020,985
Long-term debt, net	--	4,749,139
Long-term lease liability	4,595,170	5,143,974
Other noncurrent liability	4,373,494	2,699,492
Total liabilities	25,609,550	21,613,590
Stockholders’ Equity:
Common stock - par value $.0001 per share, shares authorized: 50,000,000; Shares issued and outstanding: 8,762,432 at December 31, 2023 and 8,613,408 at March 31, 2023	876	861
Additional paid in capital	15,111,901	14,949,729
Accumulated deficit	(2,277,561)	(356,439)
Total stockholders’ equity	12,835,216	14,594,151
Total liabilities and stockholders’ equity	$38,444,766	$36,207,741

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Net sales	$7,649,663	$8,327,345	$22,990,989	$23,926,349
Cost of sales	6,488,859	6,828,458	20,101,221	19,870,572
Gross profit	1,160,804	1,498,887	2,889,768	4,055,777
Selling, general and administrative	2,156,866	1,224,572	5,062,983	4,426,894
(Loss) income from operations	(996,062)	274,315	(2,173,215)	(371,117)
Other income	1	254	40,877	40,590
Interest expense	(109,503)	(93,603)	(352,142)	(260,978)
Refundable employee retention tax credits	--	--	--	624,045
Total other (expense) income	(109,502)	(93,349)	(311,265)	403,657
(Loss) income before income taxes	(1,105,564)	180,966	(2,484,480)	32,540
Income tax (benefit) expense	(240,230)	46,991	(563,358)	8,786
Net (loss) income	$(865,334)	$133,975	$(1,921,122)	$23,754
Net (loss) earnings per share basic	$(0.10)	$0.02	$(0.22)	$0.00
Net (loss) earnings per share diluted	$(0.10)	$0.01	$(0.22)	$0.00
Weighted average shares outstanding – basic	8,759,171	8,610,990	8,698,034	8,590,838
Weighted average shares outstanding - diluted	8,759,171	9,033,677	8,698,034	9,009,867

TECHPRECISION CORPORATION

NET SALES, COST OF SALES, GROSS PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended December 31, 2023		Three Months Ended December 31, 2022		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$4,296	56%	$4,735	57%	$(439)	(9)%
Stadco	3,370	44%	3,592	43%	(222)	(6)%
Intersegment elimination	(16)	--%	--	--%	(16)	nm %
Consolidated Net sales	$7,650	100%	$8,327	100%	$(677)	(8)%
Cost of sales
Ranor	$2,919	38%	$3,056	37%	$(137)	(4)%
Stadco	3,570	47%	3,773	45%	(203)	(5)%
Consolidated Cost of sales	$6,489	85%	$6,828	82%	$(339)	(5)%
Gross profit (loss)
Ranor	$1,377	18%	$1,680	20%	$(303)	(18)%
Stadco	(216)	(3)%	(181)	(2)%	(35)	(19)%
Consolidated Gross profit	$1,161	15%	$1,499	18%	$(338)	(23)%

	Nine Months Ended December 31, 2023		Nine Months Ended December 31, 2022		Changes
(dollars in thousands)	Amount	Percent of Net sales	Amount	Percent of Net sales	Amount	Percent
Net sales
Ranor	$13,291	58%	$14,395	60%	$(1,104)	(8)%
Stadco	9,943	43%	9,531	40%	412	4%
Intersegment elimination	(243)	(1)%	--	%	(243)	nm %
Consolidated Net sales	$22,991	100%	$23,926	100%	$(935)	(4)%
Cost of sales
Ranor	$9,364	40%	$8,849	37%	$515	6%
Stadco	10,737	47%	11,022	46%	(285)	(3)%
Consolidated Cost of sales	$20,101	87%	$19,871	83%	$230	1%
Gross profit (loss)
Ranor	$3,703	16%	$5,546	23%	$(1,843)	(33)%
Stadco	(813)	(3)%	(1,491)	(6)%	678	45%
Consolidated Gross profit	$2,890	13%	$4,055	17%	$(1,165)	(29)%

nm – not meaningful

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,921,122)	$23,754
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,758,925	1,666,741
Amortization of debt issue costs	54,820	39,961
Stock-based compensation expense	196,200	307,619
Change in contract loss provision	155,317	100,880
Deferred income taxes	(563,358)	8,785
Gain on disposal of fixed assets	(40,399)	(468)
Change in fair value for contingent consideration	--	63,436
Changes in operating assets and liabilities:
Accounts receivable	144,420	81,842
Contract assets	575,628	(1,006,010)
Work-in-process and raw materials	(1,227,947)	(57,450)
Other current assets	(304,620)	435,435
Accounts payable	(497,212)	(166,749)
Accrued expenses	(526,899)	(1,741,606)
Contract liabilities	1,701,793	139,944
Other noncurrent liabilities	1,674,002	974,737
Net cash provided by operating activities	1,179,548	870,851
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from insurance claim and sale on fixed assets	61,944	7,000
Fixed asset deposit	--	(605,200)
Purchases of property, plant and equipment	(2,782,346)	(663,033)
Net cash used in investing activities	(2,720,402)	(1,261,233)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issue costs	(39,963)	(43,945)
Revolver loan payments and borrowings, net	1,900,000	187,998
Payments of principal for leases	(14,877)	(31,058)
Repayments of long-term debt	(447,535)	(458,567)
Net cash provided by (used in) financing activities	1,397,625	(345,572)
Net decrease in cash and cash equivalents	(143,229)	(735,954)
Cash and cash equivalents, beginning of period	534,474	1,052,139
Cash and cash equivalents, end of period	$391,245	$316,185

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net (Loss) Income

(UNAUDITED)

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements for the following periods:

	Three Months ended December 31,			Nine Months ended December 31,
(dollars in thousands)	2023	2022	Change	2023	2022	Change
Net (loss) income	$(865)	$134	(999)	$(1,921)	$24	$(1,945)
Income tax (benefit) expense	(240)	47	(287)	(563)	9	(572)
Interest expense (1)	109	94	15	352	261	91
Depreciation and amortization	631	550	81	1,759	1,667	92
EBITDA	$(365)	$825	(1,190)	$(373)	$1,961	$(2,334)

(1)	Includes amortization of debt issue costs.

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